Exhibit 99.1

FOR IMMEDIATE RELEASE                                   Media/Investor Contact:
                                               Deborah Loeb Bohren 212-476-3552

                  WELLCHOICE, INC. REAFFIRMS GUIDANCE FOR 2003

New York, NY (May 12, 2003) - WellChoice, Inc. (NYSE: WC) in clarifying a Form 8-K filed with the Securities and Exchange Commission earlier today stated that in developing its guidance for the second quarter and full year 2003 it considered the potential impact of proposed insurance provisions in the budget bill passed by the New York State Legislature and currently awaiting action by the Governor. Therefore, the company reaffirms its guidance of $0.53 - $0.57 for the second quarter 2003 and $2.17 - $2.22 for the full year.

About WellChoice, Inc.

WellChoice, Inc. is the largest health insurance company in the State of New York based on PPO and HMO membership. The Company has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 downstate New York counties and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual and national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Cautionary Statement

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the Company's control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: the Company's ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management, product design and negotiation of favorable provider reimbursement rates; the Company's ability to maintain or increase the Company's premium rates; possible reductions in enrollment in the Company's health insurance programs or changes in membership mix; regional concentration of the Company's business; and the impact of health care reform and other regulatory matters; and the outcome of litigation. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the Company's filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.